Exhibit (k)(3)

FORM OF

LICENSE AGREEMENT

          This TRADEMARK LICENSE AGREEMENT (“Agreement”) dated as of the ____ day of _______, 2009 (the “Effective Date”) is entered into by and between Trian Fund Management, L.P. (the “Licensor”) and Trian Capital Corporation, a corporation incorporated under the laws of the State of Maryland (“Licensee”) (each of the Licensor and the Licensee a “Party” and collectively, the “Parties”).

          WHEREAS, the Licensor is the owner of right to the service mark, corporate and trade name “TRIAN” (the “Mark”);

          WHEREAS, Licensee is a newly organized closed-end management investment company (“Licensee Business”) that has filed notice with the Securities and Exchange Commission that it intends to elect to be treated as a business development company under the Investment Company Act of 1940 (the “1940 Act”);

          WHEREAS, Licensee is entering into an investment advisory agreement (the “Advisory Agreement”) with an entity controlled by Licensor (the “Adviser”), wherein Licensee will engage the Adviser to act as the investment adviser to the Licensee; and

          WHEREAS, Licensee desires to use the Mark in connection with the operation of its business in the United States, and Licensor is willing to permit Licensee to use the Mark, subject to the terms and conditions herein.

          NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

          Article 1. Grant of Rights. Subject to the terms and conditions herein, the Licensor hereby grants to Licensee a paid-up, non-exclusive, non-transferable right and license to use the Mark in the United States in connection with the Licensee Business, solely (i) as part of the corporate name, “Trian Capital Corporation” as a whole (the “Corporate Name”); (ii) as part of the variation of the Corporate Name, “Trian Capital” (together with the Corporate Name, the “Permitted Names”); and (iii) as part of the Permitted Names for use as a trade name, corporate name or domain name. Licensee may not (x) use the Mark standing alone, (y) use any variation, derivative or stylization of the Permitted Names, or (z) use the Mark in connection or combination with any other name, term or logo (either of its own or a third party) other than the Permitted Names. Licensor acknowledges that Licensee may make investments or have shareholders outside the United States, and any implied “use” of the Permitted Names due to this fact shall not violate this Agreement, but is subject to Article 7. All rights not expressly granted to Licensee in this Article 1 are reserved to Licensor.

          Article 2. Ownership. The Parties agree that Licensor is the sole owner of the Mark, and that Licensee shall not acquire any right, title or interest in the Mark by virtue of this Agreement other than the limited license granted in Article 1. Licensee agrees not to directly or indirectly challenge or contest the validity of, or Licensor’s rights in, the Mark (and the associated goodwill), including without limitation, arising out of or relating to any third-party claim, allegation, action, demand, proceeding or suit (“Action”) regarding enforcement of this Agreement or involving any third party. The Parties intend that any and all goodwill in the Mark arising from Licensee’s use of the Mark shall inure solely to the benefit of the Licensor. Notwithstanding the foregoing, in the event that Licensee is deemed to own any rights in the Mark (or the Mark portion of the Permitted Names), Licensee hereby assigns such rights to the Licensor.

          Article 3. Use of the Mark.

          Section 3.1. Licensee agrees to maintain and preserve the quality of the Mark, and to use the Permitted Names in good faith and in a dignified manner, in a manner consistent with Licensor’s high standards of and reputation for quality, and in accordance with good trademark practice wherever the Permitted Names are used. Licensee shall not take any action that could be detrimental to the Mark, the Permitted Names or their associated goodwill. If Licensor decides in its sole discretion to register the Mark or the Permitted Names, Licensee agrees to affix all such trademark notices as may be requested by Licensor or required under applicable laws.

          Section 3.2. Upon request by Licensor, Licensee shall furnish to Licensor representative samples of all advertising and promotional materials in any media that are used in connection with the Permitted Names. Licensee shall make any changes to such materials that Licensor requests to comply with Section 3.1, or preserve the validity of, or Licensor’s rights in, the Mark.

          Section 3.3. Licensee shall, at its sole expense, comply at all times with all applicable laws, regulations, exchange and other rules and reputable industry practice pertaining to the Licensee Business and the use of the Permitted Names.

          Article 4. Termination.

          Section 4.1. The term of this Agreement (“Term”) commences on the Effective Date and continues in perpetuity, unless termination occurs pursuant to the other provisions of this Article 4.

          Section 4.2. If Licensor materially breaches one or more of its obligations hereunder, the Licensee may terminate this Agreement, effective upon written notice, if Licensor does not cure such breach within 30 days of written notice thereof (or any mutually-agreed extension). If Licensee materially breaches one or more of its obligations hereunder, Licensor may terminate this Agreement, effective upon written notice, if Licensee does not cure such breach within 30 days of written notice thereof (or any mutually-agreed extension). Licensor may terminate this Agreement immediately, effective upon written notice, if Licensee violates Article 7.

          Section 4.3. Licensor or Licensee may terminate this Agreement immediately if the Adviser or an affiliate of Licensor is no longer acting as investment adviser to Licensee under the Advisory Agreement or a similar agreement.

          Section 4.4. Licensor has the right to terminate this Agreement immediately upon written notice to Licensee if (i) Licensee makes an assignment for the benefit of creditors; (ii) Licensee admits in writing its inability to pay debts as they mature; (iii) a trustee or receiver is appointed for a substantial part of Licensee’s assets and (iv) to the extent termination is enforceable under applicable law, a proceeding in bankruptcy is instituted against Licensee which is acquiesced in, is not dismissed within 60 days, or results in an adjudication of bankruptcy.

          Section 4.5. If an event described in Section 5 occurs, Licensor shall have the right, in addition to their other rights and remedies, to suspend Licensee’s rights regarding the Permitted Names while Licensee attempts to remedy the situation.

          Section 4.6. Upon termination of this Agreement for any reason, (i) Licensee shall immediately cease all use of the Mark, including use of the Permitted Names (except for limited transitional use, for a period of thirty (30) days upon Licensor’s written consent); (ii) Licensee shall assign all right, title, and interest in and to any domain names it acquired and/or registered that contain or consist of the Mark, to Licensor and complete all automated procedures and documentation as may be required to effectuate the transfer of the domain names; (iii) Licensee shall destroy all existing materials bearing the Mark and certify compliance of this provision in writing to Licensor within thirty (30) days following termination; (iv) the Parties shall cooperate so as to best preserve the value of the Mark and the Permitted Names; and (v) Sections 6.4, 6.5, 6.6 and 6.7 shall survive any such event.

          Article 5. Infringement, Protection and Quality Control.

          Section 5.1. Licensee agrees to notify Licensor promptly after it becomes aware of any actual or threatened infringement, imitation, dilution, misappropriation or other unauthorized use or conduct in derogation (“Infringement”) of the Mark. Licensor shall have the sole right to bring any Action to remedy the foregoing (or to refrain from taking any Action in its sole discretion), and Licensee shall cooperate with such Licensor in same, at such Licensor’s expense. Any award recovered in any such proceeding shall belong solely to Licensor.

          Section 5.2. Licensee shall cooperate fully and in good faith with Licensor for the purpose of securing, preserving and protecting Licensor’s rights in and to the Mark. At the request of Licensor, and at Licensee’s expense, Licensee shall execute and deliver to Licensor any and all documents and do all other acts and things which Licensor deems necessary or appropriate to make fully effective or to implement the provisions of this Agreement relating to the ownership, registration, maintenance or renewal of the Mark. Licensee hereby appoints Licensor and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with irrevocable power and authority in place and stead of Licensee and in the name of Licensee or in its own name, for the purposes of carrying out the terms of this Agreement with respect to the Mark. Licensor shall have sole control and discretion over the prosecution and maintenance of the Mark and shall take or refrain from taking all actions it deems necessary and/or reasonable to protect the Mark.

          Section 5.3. Licensee acknowledges that all services provided under the Mark pursuant to the terms of this Agreement must be of sufficiently high quality to protect the Mark and the goodwill symbolized thereby. In order to preserve the inherent value of the Mark, Licensee shall ensure that it maintains the quality of the Licensee Business and the operation thereof at least equal to the standards prevailing in the operation of Licensor’s business and the Licensee Business as of the date of this Agreement. Licensee further agrees to use the Mark in accordance with such quality standards as may be reasonably established by Licensor and communicated to the Licensee from time to time in writing, or as may be agreed to by Licensor and the Licensee from time to time in writing. Licensee shall obtain Licensor’s prior written approval over the style and manner in which the Mark is used and shall use the Mark only in a style and manner commensurate with the current standards and reputation for quality associated with the Mark. Upon Licensor’s request, Licensee shall submit to Licensor, for such Licensor’s review, a representative number of samples of materials used by Licensee bearing the Mark. If Licensor requests any modifications to such materials, Licensee shall make all such modifications specified by Licensor within a reasonable period of time thereafter and shall provide Licensor with samples of such materials for Licensor’s review. Licensee shall not endanger or harm the Mark or Licensor or its goodwill or reputation through its use of the Mark and shall immediately cease any use of the Mark which, in the reasonable opinion of Licensor endangers or harms the reputation or validity of the Mark or Licensor. Licensee agrees not to register in any jurisdiction or use any trademark or service mark that could reasonably be deemed to resemble or be confusingly similar to the Mark or which could reasonably be deemed to dilute the Mark, including without limitation any trademark or service mark which incorporates the Mark.

Article 6. Representations and Warranties.

Section 6.1. Licensor represents and warrants to the Licensee that:

(a) This Agreement is a legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

(b) Licensor is not subject to any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that would or might interfere with its performance of any of its material obligations hereunder; and

(c) Licensor has full power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

Section 6.2. Licensee represents and warrants to Licensor that:

(a) This Agreement is a legal, valid and binding obligation of the Licensee, enforceable against Licensee in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

(b) Licensee is not subject to any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that would or might interfere with its performance of any of its material obligations hereunder; and

(c) Licensee has full power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

          Section 6.3. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, THE MARK OR THE PERMITTED NAMES, AND EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WITH RESPECT TO TITLE, NON-INFRINGEMENT, MERCHANTABILITY, VALUE, RELIABILITY OR FITNESS FOR USE. LICENSEE’S USE OF THE MARK AND THE PERMITTED NAMES IS ON AN “AS IS” BASIS AND IS AT ITS OWN RISK (I) OUTSIDE THE UNITED STATES AND (II) EXCEPT AS EXPRESSLY SET FORTH HEREIN, WITHIN THE UNITED STATES.

          Section 6.4. Licensor will defend at its expense, indemnify and hold harmless Licensee and its affiliates and its respective directors, officers, employees, agents and representatives (“Related Parties”) from any loss, liability, damage, award, settlement, judgment, fee, cost or expense (including reasonable attorneys’ fees and costs of suit) (“Losses”) arising out of or relating to any breach by Licensor of this Agreement or its warranties, representations, covenants and undertakings hereunder. Licensee acknowledges (i) that its use of the Mark or the Permitted Names is subject to any limitations on Licensor’s use of the Mark and (ii) that Licensor will not indemnify Licensee for any third party Action brought against Licensee for use of the Mark or the Permitted Names.

          Section 6.5. Licensee will defend at its expense, indemnify and hold harmless Licensor and its respective affiliates and its respective Related Parties from any Losses arising out of or relating to any third-party Action against any of them that arises out of or relates to (i) any breach by Licensee of this Agreement or its warranties, representations, covenants and undertakings hereunder; (ii) Licensee’s operation of the Licensee Business; or (iii) any claim that Licensee’s use of the Permitted Names, other than as explicitly authorized by this Agreement, infringes the rights of a third party anywhere in the world.

          Section 6.6. The indemnified Party will promptly notify the indemnifying Party in writing of any indemnifiable claim and promptly tender its defense to the indemnifying Party. Any delay in such notice will not relieve the indemnifying Party from its obligations to the extent it is not prejudiced thereby. The indemnified Party will cooperate with the indemnifying Party at the indemnifying Party’s expense. The indemnifying Party may not settle any indemnified claim in a manner that adversely affects the indemnified Party without its consent (which shall not be unreasonably withheld or delayed). The indemnified Party may participate in its defense with counsel of its own choice at its own expense.

          Section 6.7. NO PARTY WILL BE LIABLE TO ANOTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS OR GOODWILL, BUSINESS INTERRUPTION AND THE LIKE) RELATING TO THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          Article 7. Assignments. Licensee may not assign, sublicense, pledge, mortgage or otherwise encumber this Agreement or its right to use the Mark or the Permitted Names, in whole or in part, without the prior written consent of Licensor in its sole discretion. For the avoidance of doubt, a change of control of Licensee shall be deemed an “assignment” requiring such consent, regardless of whether Licensee is the surviving entity. Pursuant to 11 U.S.C.

365(c)(1)(A) (as it may be amended from time to time, and including any successor to such provision), in the event of bankruptcy of the Licensee, this Agreement may not be assigned or assumed by the Licensee (or any successor thereto) and Licensor shall be excused from rendering performance to, or accepting performance from, Licensee or any successor thereto. Licensee acknowledges that its identity is a material condition that induced Licensor to enter into this Agreement. Any attempted action in violation of the foregoing shall be null and void ab initio and of no force or effect, and shall result in immediate termination of this Agreement. For purposes of this Agreement, the term “change of control” means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Licensee, taken as a whole, to any Person other than Licensor or any of their respective affiliates; (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Licensor and its affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Licensee; or (iii) at any time Continuing Directors do not constitute a majority of the Licensee’s Board of Directors. For purposes of this Agreement, the term “Continuing Directors” is defined as directors in office on the Effective Date and any new directors whose election to the Board of Directors or whose nomination for election by the stockholders of the Licensee was approved by at least a majority of the directors then still in office, either who were directors on the Effective Date or whose election or nomination for election was previously so approved. For purposes of this Agreement, the term “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

          Article 8. Miscellaneous.

          Section 8.1. All notices hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or nationally recognized overnight courier service or facsimile with delivery confirmed to the following addresses (or at such other addresses as shall be specified by like notice) and will be deemed given on the date received:

If to Licensor:	If to Licensee:

Trian Fund Management, L.P.	Trian Capital Corporation
280 Park Avenue, 41st Floor	280 Park Avenue, 41st Floor
New York, New York 10017	New York, New York 10017
Tel. No.: 212-451-3000	Tel. No.: 212-451-3000
Attn: General Counsel	Attn: Chief Compliance Officer

          Section 8.2. Further Assurances. Licensor and Licensee agree to execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by the other Party hereto to evidence and effectuate further the purposes and intents set forth in this Agreement.

          Section 8.3. Entire Agreement/Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

          Section 8.4. Amendments. This Agreement, including this provision of this Agreement, may not be modified or amended except by an agreement in writing signed by each of the Parties hereto.

          Section 8.5. Cumulative Rights; Waiver. All rights and remedies which Licensor or Licensee may have hereunder or by operation of law are cumulative, and the pursuit of one right or remedy shall not be deemed an election to waive or renounce any other right or remedy. The failure of Licensor or Licensee to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

          Section 8.6. Severability. The Parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision. The unenforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. If any term or provision of this Agreement (or the application thereof to any Party or set of circumstances) shall be held invalid or unenforceable in any jurisdiction and to any extent, it shall be ineffective only to the extent of such invalidity or unenforceability and shall not invalidate or render unenforceable any other terms or provisions of this Agreement (or such applicability thereof). In such event, the Parties shall negotiate in good faith a valid, enforceable, applicable substitute provision that attempts as closely as possible to achieve the intended purpose of the previous term or provision and has an effect as comparable as possible on the Parties’ respective positions.

          Section 8.7. Governing Law/Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. For the purposes of any action arising out of or related to this Agreement, the Parties hereby agree and consent to jurisdiction and venue in the proper Federal or State court located in New York, Borough of Manhattan.

          Section 8.8. Construction. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed as if drafted jointly by the Parties.

          Section 8.9. Separate Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

          Section 8.10. No Third Party Beneficiaries. Nothing in this Agreement is intended, nor will be deemed, to confer rights or remedies upon any person or legal entity not a party to this Agreement, except that any Related Party shall be a third party beneficiary of the applicable indemnification provisions of Article 6.

          IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

LICENSOR:

TRIAN FUND MANAGEMENT, L.P.

By: Trian Fund Management GP, LLC, its general partner

By:

Name:
Title: Member

LICENSEE:

TRIAN CAPITAL CORPORATION

By:

Name:
Title: